Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Akazoo S.A. on this Form F-3 of our report dated June 28, 2019 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the balance sheets of Modern Media Acquisition Corp. as of March 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2019, 2018 and 2017, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 24, 2020